 Exhibit 3.11

STATE OF DELAWARE CERTIFICATE OF MERGER

Pursuant to Section 252 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation executed the following Certificate of Merger.

1.                  The name of each constituent corporation is ALR Technologies Inc., a Nevada corporation, and ALRT Delaware, Inc., a Delaware corporation.

2.                  The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

3.                  The name of the surviving corporation is ALR Technologies Inc., a Nevada corporation.

4.                  The Articles of Incorporation of the surviving corporation, as in effect immediately prior to the merger, shall be the Articles of Incorporation of the surviving corporation.

5.                  The merger is to become effective upon filing of this Certificate of Merger with the Delaware Secretary of State.

6.                  The Agreement and Plan of Merger and Reorganization is on file at 7400 Beaufont Springs Drive, Suite 300, Richmond, Virginia 23225, the place of business of the surviving corporation.

7.                  A copy of the Agreement and Plan of Merger and Reorganization will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

8.                  The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of Delaware, as well as the enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail a copy of any such process to the surviving corporation at 7400 Beaufont Springs Drive, Suite 300, Richmond, Virginia 23225.

[Signature page follows]

IN WITNESS WHEREOF, the surviving corporation has caused this certificate to be signed by an authorized officer, the _____ day of __________, 2022.

ALR TECHNOLOGIES INC.
By______________________________ Name: Sidney Chan Title: CEO